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                                                                    Exhibit 5.1

                        SIMPSON THACHER & BARTLETT LLP

                               425 LEXINGTON AVE.
                               NEW YORK, NY 10017
                                 (212) 455-2000
                                 --------------
                            FACSIMILE: (212) 455-2502


September 11, 2003

WCI Communities, Inc.
24301 Walden Center Drive
Bonita Springs, Florida  34134

Ladies and Gentlemen:

      We have acted as counsel to WCI Communities, Inc., a Delaware corporation (the "Company"), the subsidiaries of the Company named in Schedule I attached hereto (the "Delaware Guarantors") and the subsidiaries of the Company named in
Schedule II attached hereto (the "Non-Delaware Guarantors" and, together with the Delaware Guarantors, the "Guarantors"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company and the Guarantors with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the resale by certain selling security holders of up to $125,000,000 aggregate principal amount of the Company's 4.0% Contingent Convertible Senior Subordinated Notes due 2023 (the "Notes") and 4,533,914 shares of the Company's common stock, par value $.01 per share, issuable upon conversion thereof and the guarantees to be issued in connection with the Notes (the "Guarantees"). The Notes were issued under an Indenture (the "Indenture") dated as of August 5, 2003 between the Company, the Guarantors and The Bank of New York (the "Trustee").

      The Notes were initially sold in reliance on Section 4(2) of the Act and may be resold or delivered from time to time as set forth in the Registration Statement, any amendment thereto and the prospectus contained therein pursuant to Rule 415 under the Act.

      We have examined the Registration Statement, the Indenture and a form of the Notes, each of which has been filed with the Commission as an exhibit to the Registration Statement, and a form of common stock certificate, which has been incorporated by reference as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company and the Guarantors.

      In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have also assumed that the Indenture is the valid and legally binding obligation of the Trustee.

      Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:

            1. The Notes have been duly authorized, executed and issued by the Company and, assuming that they have been duly authenticated by the Trustee, constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

            2. The shares of common stock initially issuable upon conversion of the Notes have been duly authorized and, when issued and delivered in accordance with the provisions of the Notes and the Indenture, will be validly issued, fully paid and nonassessable.


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            3. The Guarantees have been duly authorized, executed and issued by the Delaware Guarantors and, assuming due authentication of the Notes by the Trustee, constitute valid and legally binding obligations of each of the Delaware Guarantors enforceable in accordance with their terms.

            4. Assuming (a) that the Guarantees and the Indenture have been duly authorized, executed and delivered by each of the Non-Delaware Guarantors, (b) that the execution, delivery and performance by the Non-Delaware Guarantors of the Guarantees and the Indenture do not and will not violate the laws of the jurisdiction of such Non-Delaware Guarantor's organization or any other applicable laws (excepting the laws of the State of New York and the Federal laws of the United States), and (c) due authentication of the Notes by the Trustee, the Guarantees constitute valid and legally binding obligations of the Non-Delaware Guarantors enforceable against the Non-Delaware Guarantors in accordance with their terms.

      Our opinions set forth in paragraph 1, 3 and 4 above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

      We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the Delaware General Corporation Law and the Delaware Limited Liability Company Law (including statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing), the law of the State of New York and the Federal law of the United States.

      We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.


                                    Very truly yours,

                                    /s/ Simpson Thacher & Bartlett LLP

                                    SIMPSON THACHER & BARTLETT LLP

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                                   SCHEDULE I

                               DELAWARE GUARANTORS

      Bay Colony - Gateway, Inc.

      Communities Finance Company, LLC

      First Fidelity Title, Inc.

      Pelican Landing Golf Resort Ventures, Inc.

      Sun City Center Golf Properties, Inc.

      Tiburon Golf Ventures, Inc.

      Watermark Realty, Inc.

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                                   SCHEDULE II

                             NON-DELAWARE GUARANTORS

      Bay Colony of Naples, Inc.

      Bay Colony Realty Associates, Inc.

      Communities Amenities, Inc.

      Communities Home Builders, Inc.

      Community Specialized Services, Inc.

      Coral Ridge Communities, Inc.

      Coral Ridge Properties, Inc.

      Coral Ridge Realty, Inc.

      Coral Ridge Realty Sales, Inc.

      Financial Resources Group, Inc.

      Florida Design Communities, Inc.

      Florida Lifestyle Management Company

      Florida National Properties, Inc.

      Gateway Communities, Inc.

      Gateway Communications Services, Inc.

      Gateway Realty Sales, Inc.

      Heron Bay, Inc.

      Heron Bay Golf Course Properties, Inc.

      JYC Holdings, Inc.

      Livingston Road, Inc.

      Marbella at Pelican Bay, Inc.

      Pelican Bay Properties, Inc.

      Pelican Landing Communities, Inc.

      Pelican Landing Properties, Inc.

      Pelican Marsh Properties, Inc.

      Sarasota Tower, Inc.


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      Sun City Center Realty, Inc.

      The Colony at Pelican Landing Golf Club, Inc.

      Tarpon Cove Yacht & Racquet Club, Inc.

      Tarpon Cove Realty, Inc.

      Watermark Realty Referral, Inc.

      WCI Architecture & Land Planning, Inc.

      WCI Capital Corporation

      WCI Communities Property Management, Inc.

      WCI Golf Group, Inc.

      WCI Homes, Inc.

      WCI Realty, Inc.